Exhibit 99.1

For Release on October 23, 2013

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES

THIRD QUARTER 2013 FINANCIAL RESULTS

New York, NY – October 23, 2013 – Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs” and “Philadelphia Sports Clubs,” announced its results for the third quarter ended September 30, 2013.

Third Quarter Overview:

•	Total member count decreased 5,000 members, to 507,000 members at the end of Q3 2013 versus a decrease of 7,000 members in Q3 2012.

•	Membership attrition averaged 3.7% per month in both Q3 2013 and Q3 2012.

•	Revenue decreased 2.1% in Q3 2013 compared to Q3 2012.

•	Comparable club revenue decreased 1.7% in Q3 2013 compared to an increase of 1.0% in Q3 2012.

•	Ancillary club revenue decreased 4.0% in Q3 2013 compared to Q3 2012.

•	Personal training revenue increased 5.0% in Q3 2013 compared to Q3 2012 and represented 14.0% of total revenue in Q3 2013 as compared to 13.1% in Q3 2012.

•	Net income decreased 17.8% in Q3 2013 to $2.6 million compared to $3.2 million in Q3 2012. Diluted earnings per share were $0.10 in Q3 2013 compared to diluted earnings per share of $0.13 in Q3 2012. Q3 2013 and Q3 2012 results included the following items:

•	Q3 2013 results were favorably impacted by a $0.01 per diluted share net gain comprised of a $694,000 insurance recovery related to our property damage claims primarily in connection with Hurricane Sandy partially offset by a fixed asset impairment charge of $439,000 related to one underperforming club.

•	Q3 2012 results included a net loss of $(0.02) per diluted share comprised of $(0.06) per share refinancing related charges, partially offset by a $0.03 per share benefit from additional fees and other revenue realized in connection with a termination of a long-term marketing arrangement with a third party advertiser and a $0.01 per share discrete tax benefit.

•	Adjusted EBITDA was $21.7 million in Q3 2013, a decrease of $3.0 million, or 12.2%, when compared to Adjusted EBITDA of $24.7 million in Q3 2012 (Refer to the reconciliation below).

Robert Giardina, Chief Executive Officer of TSI, commented: “Our third quarter bottom-line results were in line with our expectations. We were disappointed we did not meet our revenue expectations for the quarter and we believe the steps we are taking on the pricing and personal training membership fronts will begin to benefit us as we head into 2014. Strategically, we are focused on leveraging the investments we have made in our clubs into pricing power for the core business while adding offerings for current and new members to continue to improve the overall fitness experience. We are excited about the possibility of refinancing our debt at lower borrowing costs while extending our term and expanding on our ability to return value to shareholders.”

Third Quarter Ended September 30, 2013 Financial Results:

Revenue (in thousands):

	Quarter Ended September 30,
	2013		2012
	Revenue	% Revenue	Revenue	% Revenue	% Variance
Membership dues	$89,251	76.3%	$90,661	75.8%	(1.6)%
Joining fees	3,636	3.1%	3,014	2.5%	20.6%

Membership revenue	92,887	79.4%	93,675	78.3%	(0.8)%

Personal training revenue	16,402	14.0%	15,623	13.1%	5.0%
Other ancillary club revenue	6,350	5.4%	8,067	6.7%	(21.3)%

Ancillary club revenue	22,752	19.4%	23,690	19.8%	(4.0)%
Fees and other revenue	1,403	1.2%	2,247	1.9%	(37.6)%

Total revenue	$117,042	100.0%	$119,612	100.0%	(2.1)%

Total revenue for Q3 2013 decreased $2.6 million, or 2.1% compared to Q3 2012, which included a benefit from an acceleration of in-club advertising revenue which added approximately $1.2 million to Q3 2012 revenue. Revenue at clubs operated for over 12 months (“comparable club revenue”) decreased 1.7% in Q3 2013. Memberships at our comparable clubs were down 3.0% which was partially offset by a 1.1% increase in the price of our dues and fees and a 0.2% increase in the combined effect of ancillary club revenue, initiation fees and other revenue.

Operating expenses:

	Quarter Ended September 30,
	2013	2012
	Expense % of Revenue		Expense % Variance
Payroll and related	37.1%	36.5%	(0.5)%
Club operating	38.7%	38.7%	(2.1)%
General and administrative	6.2%	4.7%	28.4%
Depreciation and amortization	10.7%	10.2%	3.3%
Insurance recovery related to damaged property	(0.6)%	—%	N/A %
Impairment of fixed assets	0.4%	0.2%	83.7%

Operating expenses	92.5%	90.3%	0.3%

Total operating expenses increased $320,000, or 0.3%, in Q3 2013 compared to Q3 2012. Operating margin was 7.5% for Q3 2013 compared to 9.7% in Q3 2012, primarily as a result of the increase in general and administrative expenses and lower revenues. The total months of club operation was relatively flat in Q3 2013 at 479 months compared to 480 months in Q3 2012. The increase in operating expense was offset, in part, by the receipt of $694,000 of insurance proceeds in Q3 2013 received primarily in connection with property damaged by Hurricane Sandy and was impacted by the following factors:

Payroll and related. Payroll and related expenses in Q3 2013 was relatively flat to Q3 2012.

Club operating. Club operating expenses decreased $970,000, or 2.1%, to $45.3 million in Q3 2013 compared to $46.3 million in Q3 2012, primarily due to declines in electric utilities expense and repairs and maintenance expense.

General and administrative. The increase of $1.6 million in general and administrative expenses in Q3 2013 was primarily due to increases in insurance expense, due in part to favorable loss reserve adjustments in the prior year, as well as increases in consulting and computer maintenance expenses related to the implementation of a new club operating system.

Depreciation and amortization. The increase in depreciation and amortization expense in Q3 2013 was primarily due to the increase in the fixed and intangible asset base from club acquisitions completed earlier in the year.

Impairment of fixed assets. In Q3 2013, we recorded fixed asset impairment charges of $439,000, representing the write-off of fixed assets of one underperforming club. In Q3 2012, we recorded a fixed asset impairment charge of $239,000 related to one underperforming club.

Net income for Q3 2013 was $2.6 million compared to net income of $3.2 million for Q3 2012.

Cash flow from operating activities for the nine months ended September 30, 2013 totaled $50.5 million, an increase of $6.5 million from the corresponding period in 2012. This increase was primarily driven by a decrease in cash paid for interest of $2.9 million and cash flows resulting from the timing of certain payments and collections made associated with our accounts payable, accrued expenses, accounts receivable and deferred membership costs.

Fourth Quarter 2013 Financial Outlook:

Based on the current business environment, recent performance and current trends in the marketplace and subject to the risks and uncertainties inherent in forward-looking statements, our outlook for the fourth quarter of 2013 includes the following:

•	Revenue for Q4 2013 is expected to be between $115.0 million and $116.0 million versus $114.2 million for Q4 2012. As percentages of revenue, we expect Q4 2013 payroll and related expenses to be approximately 37.0% and club operating expenses to approximate 39.0%. We expect general and administrative expenses to approximate $7.0 million, depreciation and amortization to approximate $12.5 million and net interest expense to approximate $5.5 million.

•	We expect net income for Q4 2013 to be between $2.0 million and $2.5 million, and diluted earnings per share to be in the range of $0.08 per share to $0.10 per share, assuming a 39% effective tax rate and approximately 24.7 million weighted average fully diluted shares outstanding.

•	We estimate that EBITDA will approximate $21.5 million in Q4 2013.

As previously announced, the Company is seeking to refinance its existing senior secured credit facility, and the outlook for the fourth quarter of 2013 above does not reflect any increases or decreases to fees and expenses associated with such refinancing.

Investing Activities Outlook:

For the year ending December 31, 2013, we currently plan to invest $34.0 million to $37.0 million in capital expenditures compared to $22.5 million of capital expenditures in 2012. This amount includes approximately $10.0 million to $12.0 million related to potential 2013 and 2014 club openings, inclusive of amounts for our recently acquired Fitcorp chain in Boston and planned renovations at these clubs as well as the separate single club acquired in Manhattan. The total capital expenditures also includes approximately $17.0 million to $18.0 million to continue enhancing or upgrading existing clubs and approximately $4.5 million to $5.0 million principally related to major renovations at clubs with recent lease renewals and to upgrade our in-club entertainment system network. We also expect to invest approximately $2.5 million to $3.5 million to enhance our management information and communication systems. We expect these capital expenditures to be funded by cash flow provided by operations and available cash on hand.

Forward-Looking Statements:

Statements in this release that do not constitute historical facts, including, without limitation, statements under the captions “Fourth Quarter 2013 Financial Outlook” and “Investing Activities Outlook”, other statements regarding future financial results and performance and potential sales revenue and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the ability of the Company to successfully renegotiate a refinancing of its existing senior secured credit facility on acceptable terms, the actual declaration, amount, timing and payment of any dividend, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, environmental initiatives, any security and privacy breaches involving customer data, the application of Federal and state tax laws and regulations, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 162 fitness clubs as of September 30, 2013, comprising 108 New York Sports Clubs, 29 Boston Sports Clubs, 16 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 507,000 members. For more information on TSI, visit http://www.mysportsclubs.com.

The Company will hold a conference call on Wednesday, October 23, 2013 at 4:30 PM (Eastern) to discuss the third quarter results. Robert Giardina, Chief Executive Officer, and Dan Gallagher, Chief Financial Officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Web site at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Web site beginning October 24, 2013.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alerts” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York

Contact Information:

Investor Contact:

(212) 246-6700 extension 1650

Investor.relations@town-sports.com

or

ICR, Inc.

Joseph Teklits / Farah Soi

(203) 682-8390

farah.soi@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2013 and December 31, 2012

(All figures in thousands)

(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$67,961	$37,758
Accounts receivable, net	3,429	6,508
Inventory	417	438
Deferred tax assets, net	22,493	24,897
Prepaid corporate income taxes	226	550
Prepaid expenses and other current assets	11,067	9,866

Total current assets	105,593	80,017
Fixed assets, net	244,831	256,871
Goodwill	32,850	32,824
Intangible assets, net	1,037	—
Deferred tax assets, net	4,217	9,296
Deferred membership costs	9,194	10,811
Other assets	11,150	14,091

Total assets	$408,872	$403,910

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$40,500	$15,787
Accounts payable	5,711	7,467
Accrued expenses	26,460	27,053
Accrued interest	87	89
Dividends payable	297	305
Deferred revenue	36,454	37,138

Total current liabilities	109,509	87,839
Long-term debt	270,556	294,552
Dividends payable	677	799
Deferred lease liabilities	58,455	61,732
Deferred revenue	2,535	3,889
Other liabilities	7,537	10,595

Total liabilities	449,269	459,406
Stockholders’ deficit:
Common stock	24	24
Additional paid-in capital	(14,631)	(16,326)
Accumulated other comprehensive income	1,582	1,226
Accumulated deficit	(27,372)	(40,420)

Total stockholders’ deficit	(40,397)	(55,496)

Total liabilities and stockholders’ deficit	$408,872	$403,910

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Nine Months Ended September 30, 2013 and 2012

(All figures in thousands except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Club operations	$115,639	$117,365	$352,568	$359,903
Fees and other	1,403	2,247	3,750	4,862

	117,042	119,612	356,318	364,765

Operating Expenses:
Payroll and related	43,433	43,654	131,986	136,293
Club operating	45,300	46,270	133,616	136,012
General and administrative	7,245	5,641	20,985	17,709
Depreciation and amortization	12,549	12,148	37,108	37,427
Insurance recovery related to damaged property	(694)	—	(3,194)	—
Impairment of fixed assets	439	239	567	239

	108,272	107,952	321,068	327,680

Operating income	8,770	11,660	35,250	37,085
Loss on extinguishment of debt	—	1,010	—	1,010
Interest expense	5,523	6,542	16,308	18,027
Interest income	—	(25)	(1)	(43)
Equity in the earnings of investees and rental income	(594)	(632)	(1,843)	(1,852)

Income before provision for corporate income taxes	3,841	4,765	20,786	19,943
Provision for corporate income taxes	1,250	1,613	7,767	7,524

Net income	$2,591	$3,152	$13,019	$12,419

Earnings per share:
Basic	$0.11	$0.13	$0.54	$0.53
Diluted	$0.10	$0.13	$0.53	$0.52
Weighted average number of shares used in calculating earnings per share:
Basic	24,101,239	23,581,631	24,007,310	23,331,877
Diluted	24,720,511	24,186,498	24,613,236	24,015,747

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2013 and 2012

(All figures in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net income	$13,019	$12,419
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	37,108	37,427
Impairment of fixed assets	567	239
Loss on extinguishment of debt	—	1,010
Insurance recovery related to damaged property	(3,194)	—
Amortization of debt discount	717	311
Amortization of debt issuance costs	818	866
Non-cash rental expense, net of non-cash rental income	(4,285)	(2,950)
Share-based compensation expense	1,592	787
Decrease in deferred tax asset	7,287	7,036
Net change in certain operating assets and liabilities	(4,604)	(11,033)
Decrease (increase) in deferred membership costs	1,617	(1,173)
Landlord contributions to tenant improvements	934	1,320
Decrease in insurance reserves	(1,036)	(2,124)
Other	(59)	(187)

Total adjustments	37,462	31,529

Net cash provided by operating activities	50,481	43,948

Cash flows from investing activities:
Capital expenditures	(20,658)	(13,278)
Acquisition of businesses	(2,939)	—
Insurance recovery related to damaged property	3,194	—

Net cash used in investing activities	(20,403)	(13,278)

Cash flows from financing activities:
Principal payments on 2011 Term Loan Facility	—	(36,007)
Proceeds from replacement 2011 Term Loan Facility lenders	—	13,796
Principal payments to non-consenting 2011 Term Loan Facility lenders	—	(13,796)
Term loan repricing related financing costs	—	(2,707)
Cash dividends paid	(101)	—
Proceeds from stock option exercises	403	2,279
Tax shortfall from stock option exercise and restricted stock vesting	(220)	—

Net cash provided by (used in) financing activities	82	(36,435)
Effect of exchange rate changes on cash	43	(7)

Net increase (decrease) in cash and cash equivalents	30,203	(5,772)
Cash and cash equivalents beginning of period	$37,758	$47,880

Cash and cash equivalents end of period	$67,961	$42,108

Summary of the change in certain operating assets and liabilities:
Decrease (increase) in accounts receivable	$3,130	$(1,306)
Decrease (increase) in inventory	20	(34)
Increase in prepaid expenses and other current assets	(1,742)	(1,705)
Decrease in accounts payable, accrued expenses and accrued interest	(4,177)	(7,152)
Change in prepaid corporate income taxes and corporate income taxes payable	889	166
Decrease in deferred revenue	(2,724)	(1,002)

Net change in certain working capital components	$(4,604)	$(11,033)

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Adjusted EBITDA

For the Three Months Ended September 30, 2013 and 2012

(All figures in thousands)

(Unaudited)

	Three Months Ended September 30
	2013	2012
Net cash provided by operating activities	$5,934	$8,920
Interest expense, net of interest income	5,523	6,517
Provision for corporate income taxes	1,250	1,613
Changes in operating assets and liabilities	9,742	8,738
Insurance recovery related to damaged property	694	—
Impairment of fixed assets	(439)	(239)
Loss on extinguishment of debt	—	(1,010)
Amortization of debt discount	(239)	(119)
Amortization of debt issuance costs	(273)	(291)
Share-based compensation expense	(469)	(217)
Landlord contributions to tenant improvements	(150)	(325)
Non-cash rental expense, net of non-cash rental income	1,479	573
Decrease in insurance reserves	378	792
Decrease in deferred tax asset	(1,309)	(2,121)
(Decrease) increase in deferred membership costs	(492)	146
Other	284	453

EBITDA	$21,913	$23,430

Insurance recovery related to damaged property	(694)	—
Impairment of fixed assets	439	239
Loss on extinguishment of debt	—	1,010

Adjusted EBITDA	$21,658	$24,679

Note:	EBITDA consists of net income plus interest expense (net of interest income), provision for corporate income taxes, and depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding loss on extinguishment of debt, any fixed asset or goodwill impairments and insurance recovery gains. For the quarter ended September 30, 2013, we recorded $694,000 of insurance recoveries related to damaged property and incurred a fixed asset impairment charge of $439,000 related to the impairment of one underperforming club. For the quarter ended September 30, 2012, we incurred $1.0 million of loss on extinguishment of debt resulting from the debt repricing in August 2012 and a $15.0 million voluntary prepayment on our term loan facility and $239,000 of fixed asset impairments related to the impairment of one underperforming club.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Estimated and Actual Net Cash Provided by Operating Activities to EBITDA

For the Quarter Ending December 31, 2013 and the Quarter Ended December 31, 2012

(All figures in thousands)

(Unaudited)

	Estimated Q4 2013 (1)	Q4 2012
Net cash provided by operating activities	$19,500	$16,105
Interest expense, net of interest income	5,500	6,613
Provision for corporate income taxes	1,500	(1,203)
Changes in operating assets and liabilities	(3,500)	(2,169)
Impairment of fixed assets	—	(3,197)
Amortization of debt discount	(240)	(206)
Amortization of debt issuance costs	(270)	(269)
Share-based compensation expense	(475)	(519)
Landlord contribution to tenant improvements	(540)	(25)
Non-cash rental expense, net of non-cash rental income	1,700	1,087
Increase in insurance reserves	—	(53)
(Decrease) increase in deferred tax asset	(1,500)	1,171
Decrease in deferred member costs	(200)	(479)
Other	25	65

EBITDA	$21,500	$16,921
Impairment of fixed assets	—	3,197
Dividend related expenses (2)	—	577
Payroll bonus payment in connection with dividend (3)	—	2,496

Adjusted EBITDA	$21,500	$23,191

(1)	As previously announced, the Company is seeking to refinance its existing senior secured credit facility, and the estimate for Q4 2013 presented above does not reflect the impact of such refinancing.
(2)	In Q4 2012, the Company’s board of directors declared a special cash dividend of $3.00 per share of common stock payable to shareholders of record as of November 30, 2012 with a payment date of December 11, 2012. In connection with the special dividend, the Company incurred consulting and administration expenses plus incremental compensation expense related to stock option modifications totaling $577.
(3)	In connection with the special dividend payment in Q4 2012, certain option holders holding vested in-the-money options were paid a $3.00 cash bonus equivalent on December 11, 2012 totaling approximately $2,496.

Non-GAAP Financial Measures – EBITDA and Adjusted EBITDA

EBITDA consists of net income plus interest expense (net of interest income), provision for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is the Company’s EBITDA excluding loss on extinguishment of debt, any fixed asset or goodwill impairments, insurance recoveries and, in the case of Q4 2012 and full year-2012, charges in connection with the Company’s special dividend payment and incremental share-based compensation expense resulting from option modifications. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.

EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flows from operating activities, operating income or other cash flow or income data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of cash flows and income, and must be considered in performing a comprehensive assessment of our liquidity.

EBITDA excludes, among other items, the effect of depreciation and amortization, which is a significant component of our reported GAAP data. Depreciation and amortization, which is a non-cash item, totaled $12.5 million in the quarter ended September 30, 2013. Although a premise underlying depreciation and amortization is that it will be reinvested in our business to restore, replenish or purchase property, equipment and other related assets, the funds represented by depreciation and amortization could, in the Company’s discretion, be utilized for other purposes (e.g., debt service). Accordingly, EBITDA may be useful as a supplemental measure to GAAP financial data for demonstrating our ability to satisfy our liquidity and capital resource requirements.

Investors or prospective investors in the Company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which the Company’s management and board of directors analyze our liquidity. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.

Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.

The purposes to which EBITDA may be used by investors, and is used by our management and board of directors, include the following:

•	The Company is required to comply with financial covenants and borrowing limitations that are based on variations of EBITDA as defined in our 2011 Senior Credit Facility, as amended.

•	Our discussions with prospective lenders and investors in recent years, including in relation to our 2011 Senior Credit Facility have confirmed the importance of EBITDA in their decision-making processes relating to the making of loans to us or investing in our debt securities.

•	The Company uses EBITDA as a key factor in determining annual incentive bonuses for executive officers (as discussed in our proxy statement).

•	The Company considers EBITDA to be a useful supplemental measure to GAAP financial data because it indicates our ability to generate funds sufficient to make capital expenditures (including for the opening of new clubs and the upgrading of existing clubs) as well as to undertake initiatives to enhance our business by offering new products and services in accordance with our strategy.

•	Quarterly, equity analysts who follow our company often report on our EBITDA with respect to valuation commentary.

Adjusted EBITDA has similar uses and limitations as EBITDA. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our liquidity.